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   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 29, 1998

                                                    Registration No. 333-24937
===============================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                              --------------------
                       POST-EFFECTIVE AMENDMENT NO. 4 TO
                                   FORM SB-2
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                              --------------------

                             FINANTRA CAPITAL, INC.
                 (Name of Small Business Issuer in Its Charter)

                              --------------------

            DELAWARE                                     6153                             13-3571419
     (State Or Jurisdiction          (Primary Standard Industrial Classification       (I.R.S. Employer
of Incorporation or Organization)                    Code Number)                     Identification No.)
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                              --------------------
                          1100 PONCE DE LEON BOULEVARD
                             CORAL GABLES, FL 33134
                                 (305) 443-5002
          (Address and Telephone Number of Principal Executive Offices
                       and Principal Place of Business)

                              --------------------
                                ROBERT D. PRESS
                      PRESIDENT AND CHAIRMAN OF THE BOARD
                             FINANTRA CAPITAL, INC.
                          1100 PONCE DE LEON BOULEVARD
                             CORAL GABLES, FL 33134
                                 (305) 443-5002
           (Name, Address and Telephone Number of Agent For Service)

                              --------------------
                                    COPY TO:

                            ALAN S. GOLDSTEIN, ESQ.
                              WINICK & RICH, P.C.
                                919 THIRD AVENUE
                            NEW YORK, NEW YORK 10022
                                 (212) 935-9360

                              --------------------

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

                             --------------------

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|

                             --------------------



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       On September 29, 1998, Finantra Capital, Inc. (f/k/a Medley Credit
Acceptance Corp.), a Delaware corporation (the "Company"), filed Post-Effective
Amendment No. 3 ("Post-Effective Amendment No. 3") to its Registration
Statement on Form SB-2, Registration No. 333-24937 (the "Registration
Statement"). This Registration Statement related to the "best efforts, all or nothing" offering (the "Offering") by the Company of a minimum of 1,200,000 shares of Common Stock, $.01 par value per share (the "Common Stock"), and redeemable warrants (the "Warrants") to purchase a minimum of 1,200,000 shares of Common Stock, and a maximum of 1,600,000 shares of Common Stock and Warrants to purchase 1,600,000 shares of Common Stock. Pursuant to the Offering, shares of Common Stock were offered and sold for $5.50 per share and Warrants were offered and sold for $.15 per Warrant. With the exception of 200,000 shares of
Common Stock offered and sold by one of the Company's principal stockholders
(the "Affiliate"), all Common Stock and Warrants offered and sold pursuant to the Offering was for the account of the Company.

       Post-Effective Amendment No. 3 was filed for the purpose of terminating the Offering effective September 22, 1998. It has come to the Company's attention that Post-Effective Amendment No. 3 reported incorrectly that an aggregate of 1,217,382 shares of Common Stock (200,000 of which were sold for the account of the Affiliate) and 1,223,250 Warrants were sold by the Company pursuant to the Offering and that the remaining 382,618 shares of Common Stock and 376,750 Warrants previously registered pursuant to the Registration
Statement were being deregistered. In fact, an aggregate of 1,235,135 shares of Common Stock (200,000 of which were sold for the account of the Affiliate) and all 1,600,000 Warrants offered by the Company pursuant to the Offering were sold in the Offering. Consequently, the Company received cash and subscriptions for approximately $7,047,100 of securities pursuant to the Offering rather than $6,893,000 as previously reported, and only 364,865 shares of Common Stock and no Warrants originally registered pursuant to the Registration Statement remain unsold. Consequently, only 364,865 shares of Common Stock and no Warrants are being deregistered by the Company.


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                                   SIGNATURES


       In accordance with the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this Post-Effective Amendment to Registration Statement to be signed on its behalf by the undersigned, in the City of Coral Gables, State of Florida, on this 29th day of September, 1998.

                                      FINANTRA CAPITAL, INC.


                                      /s/ Robert D. Press
                                      -------------------------------
                                      Robert D. Press
                                      Chairman of the Board, Treasurer and
                                               Secretary



       In accordance with the requirements of the Securities Act of 1933, this Post-Effective Amendment to Registration Statement was signed by the following persons in the capacities and on the dates stated.

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

        Signatures                             Title                                  Date
        ----------                             -----                                  ----
   /s/ Robert D. Press
---------------------------
       Robert D. Press                 Chairman of the Board                    September 29, 1998
                                        President, Treasurer
                                            and Secretary
                                   (Principal Executive, Financial
                                       and Accounting Officer)

   /s/ Arthur J. Press
---------------------------
       Arthur J. Press                        Director                          September 29, 1998

   /s/ Maynard Hellman
---------------------------
       Maynard Hellman                        Director                          September 29, 1998


   /s/ Evaldo F. Dupuy
---------------------------
       Evaldo F. Dupuy                        Director                          September 29, 1998

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